Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-286218) of our report, dated January 13, 2026 on Form 20-F, relating to the audit of the consolidated balance sheets of EPWK Holdings Ltd. its subsidiaries and variable interest entities (the “Company”) as of June 30, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficits and cash flows for the year ended June 30, 2025, and the related notes (collectively referred to as the “financial statements”).

/s/ Assentsure PAC

Assentsure PAC

Singapore

January 13, 2026